Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports First Quarter Fiscal 2018 Results

Sales increase of 48 percent driven by CIS business; adjusted operating income increases 62 percent

RACINE, WI, August 1, 2017 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the first quarter of fiscal year 2018.

First Quarter Highlights:

•	Net sales of $515.5 million, up 48 percent from the prior year, including $157.5 million of sales from the recently acquired Commercial and Industrial Solutions (“CIS”) segment
•	Non-CIS (“base business”) sales up 4 percent on a constant-currency basis
•	Operating income of $27.6 million, up 75 percent from the prior year
•	Adjusted operating income of $31.6 million, up 62 percent from the prior year
•	Earnings per share of $0.34 and adjusted earnings per share of $0.39, up 89% and 70%, respectively, from the prior year.

“We are pleased to report a strong start to fiscal 2018 as Modine’s sales and earnings improved significantly year-over-year, driven by the addition of our new CIS segment along with solid growth in our Americas, Asia and Building HVAC segments,” said Modine President and Chief Executive Officer, Thomas A. Burke. “We are encouraged by signs of growth in the global off-highway markets, which contributed to our strong quarterly results.  It is clear that the strategic actions taken over the past several years to strengthen, diversify and grow have fortified our business model and significantly contributed to Modine’s strong financial performance during the quarter.”

Net sales for the first quarter were $515.5 million, up 48 percent from the prior year.  This included $157.5 million of sales from our CIS segment. On a constant-currency basis, sales from the base business increased $15.5 million, or 4 percent, from the prior year. The increase in base business sales was a result of sales growth in the Asia, Americas and Building HVAC segments, partially offset by lower sales in the Europe segment, largely resulting from the planned wind-down of certain commercial vehicle programs.

Gross profit increased $26.2 million to $88.5 million in the first quarter from the prior year, including $25.3 million contributed by the CIS segment. Gross margin decreased 70 basis points to 17.2 percent. The decline was primarily due to higher raw material costs and the negative impact of incremental depreciation and amortization expense resulting from purchase accounting. These negative drivers were partially offset by higher sales volume and savings from procurement initiatives.

Selling, general and administrative (“SG&A”) expenses increased $15.0 million in the first quarter from the prior year, primarily resulting from the addition of the new CIS segment, which reported $14.5 million of SG&A in the first quarter.

The company recorded $1.7 million in restructuring expenses during the first quarter, primarily related to equipment transfer and plant consolidation costs and employee severance expenses in the Americas segment.

First quarter operating income was $27.6 million compared with $15.8 million in the first quarter of the prior year. Excluding restructuring expenses, acquisition and integration costs, and certain other items, adjusted operating income was $31.6 million, up 62 percent from the prior year. This improvement was primarily due to the performance of the new CIS segment, which contributed operating income of $10.8 million.

Earnings per share were $0.34, compared with $0.18 in the first quarter of the prior year. Adjusted earnings per share were $0.39 compared with adjusted earnings per share of $0.23 in the first quarter of the prior year, with the increase driven largely by the increased operating earnings, partially offset by increased interest expense from the acquisition debt.

First Quarter Segment Review

•
Americas segment sales were $148.3 million compared with $140.0 million one year ago, an increase of 6.0 percent. On a constant-currency basis, sales increased 5.0 percent year-over-year, primarily due to improved off-highway sales and stronger sales in Brazil.  The segment reported operating income of $12.1 million, up $2.5 million from the prior year, primarily due to higher sales volume and lower restructuring expenses.

•
Europe segment sales were $136.3 million compared with $146.0 million one year ago, a decrease of 6.6 percent. On a constant-currency basis, sales were down 4.3 percent, driven primarily by the planned wind-down of certain commercial vehicle programs. The segment reported operating income of $7.9 million as compared with $15.3 million in the prior year. This decrease was driven by higher material costs and lower sales volume.

•
Asia segment sales were $35.4 million compared with $24.9 million one year ago, an increase of 42.2 percent. This increase was driven by higher sales to automotive customers in China and India and higher sales to off-highway customers in all our geographic markets as the excavator market continues to improve.  Operating income of $3.3 million improved $1.8 million from the prior year, primarily due to higher sales volume.

•
CIS segment sales were $157.5 million in the first quarter. The segment reported operating income of $10.8 million. In addition, the segment results include $3.2 million of intangible asset amortization expense and fixed asset step-up depreciation expense related to purchase accounting for the acquisition of Luvata HTS, which was completed on November 30, 2016.

•
Building HVAC segment sales were $43.0 million compared with $39.9 million one year ago, an increase of 7.7 percent. On a constant-currency basis, sales were up 13.3 percent as compared with the prior year.  This increase was due to higher sales of air conditioning, ventilation and heating products. Operating income of $3.1 million was up $2.2 million compared with the prior year, primarily a result of higher sales volume and lower SG&A expenses driven by cost-savings initiatives in the prior year.

Balance Sheet & Liquidity

Net debt was $489.1 million as of June 30, 2017, an increase of $12.4 million from the end of fiscal 2017. Total debt was $530.6 million as of June 30, 2017. Cash and cash equivalents at the end of the first quarter were $41.5 million. The increase in net debt was primarily due to the foreign exchange impact of the weakening of the U.S. dollar on euro-denominated debt and higher capital expenditures than the prior year.

Net cash provided by operating activities for the first quarter was $18.7 million compared with $1.6 million one year ago. The improvement from the prior year was driven largely by higher earnings from operations.  Capital expenditures in the first quarter were $21.6 million, a $7.1 million increase from the prior year.  This increase was primarily due to capacity expansion in the Asia segment.

Outlook

“We are very pleased with the strong quarter, which exceeded our expectations,” commented Burke.  “Given that we are early in the year and the unpredictable nature of certain end-markets, we are holding our sales and earnings guidance ranges.  However, I can confirm that we are currently trending towards the top end of the ranges.”

Based on current exchange rates, market outlook and business forecast, Modine confirms the following guidance for fiscal 2018:

•	Full fiscal year-over-year sales up 25 to 30 percent;
•	Adjusted EBITDA of $175 million to $185 million;
•	Adjusted operating income of $100 million to $110 million; and
•	Adjusted earnings per share of $1.20 to $1.35.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, August 2, 2017 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its first quarter financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after August 2, 2017. A call-in replay will be available through midnight on August 4, 2017, at 855.859.2056, (international replay 404.537.3406); Conference ID# 61065203. The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, on August 4, 2017.

About Modine

Modine, with fiscal 2017 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary business units:  Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (BHVAC).  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2017. Other risks and uncertainties include, but are not limited to, the following: Modine’s ability to integrate the former Luvata HTS operations into Modine, to harness the anticipated synergies associated with the transaction, and to achieve projected cash flows sufficient to enable Modine to maintain a desirable leverage ratio; the overall health and price-down focus of Modine’s customers, particularly in light of economic and market-specific challenges; uncertainties regarding the costs and benefits of Modine’s restructuring activities; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China, the remaining economic uncertainties in certain markets in North America, and the general uncertainties about the impact of potential regulatory and/or policy changes in the U.S. as a result of a change in administration, and continuing uncertainty regarding “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer, and our ability to manage troughs and take advantage of peaks; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, adjusted EBITDA, constant currency, net debt, free cash flow, adjusted free cash flow and financial results of our base business (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges. These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Adjusted EBITDA

Net earnings less net earnings attributable to noncontrolling interest, plus interest expense, income taxes, depreciation and amortization expenses, impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  This is a measure of overall financial performance not including non-cash depreciation, amortization and impairment charges, interest, income taxes, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period. This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Base business

Financial results reported for our base business represent our consolidated financial results less the corresponding amount for Luvata HTS, which we acquired on November 30, 2016 and have since operated as our CIS segment.  We believe this information is useful to investors, as it reflects our performance without the effects of this recent acquisition.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow and adjusted free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  Adjusted free cash flow represents free cash flow plus payments for restructuring, acquisition and integration costs, and certain other expenses.  These measures present cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measures

Our fiscal 2018 guidance includes adjusted EBITDA, adjusted operating income and adjusted EPS.  These are non-GAAP measures, which exclude certain cash and non-cash charges or gains. These charges and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), acquisition and integration costs, impairment charges and certain other items.  These adjustments for the first quarter of fiscal 2018 are presented on page 8.  Estimates of these adjustments for the remainder of fiscal 2018 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended June 30,
	2017	2016
Net sales	$515.5	$347.2
Cost of sales	427.0	284.9
Gross profit	88.5	62.3
Selling, general & administrative expenses	59.2	44.2
Restructuring expenses	1.7	2.3
Operating income	27.6	15.8
Interest expense	(6.6)	(3.0)
Other expense - net	(0.9)	(0.9)
Earnings before income taxes	20.1	11.9
Provision for income taxes	(2.7)	(3.0)
Net earnings	17.4	8.9
Net earnings attributable to noncontrolling interest	(0.4)	(0.3)
Net earnings attributable to Modine	$17.0	$8.6

Net earnings per share attributable to Modine shareholders - diluted:	$0.34	$0.18

Weighted-average shares outstanding - diluted:	50.1	47.2

Condensed consolidated balance sheets (unaudited)
(In millions)
	June 30, 2017	March 31, 2017
Assets
Cash and cash equivalents	$41.5	$34.2
Trade receivables	317.8	295.2
Inventories	180.2	168.5
Other current assets	61.4	55.4
Total current assets	600.9	553.3
Property, plant and equipment - net	473.0	459.0
Intangible assets - net	135.0	134.1
Goodwill	169.4	165.1
Deferred income taxes	111.7	108.4
Other noncurrent assets	30.2	29.6
Total assets	$1,520.2	$1,449.5

Liabilities and shareholders' equity
Debt due within one year	$124.6	$105.2
Accounts payable	246.8	230.3
Other current liabilities	117.3	119.9
Total current liabilities	488.7	455.4
Long-term debt	406.0	405.7
Deferred income taxes	9.5	9.7
Other noncurrent liabilities	159.4	157.5
Total liabilities	1,063.6	1,028.3
Total equity	456.6	421.2
Total liabilities & equity	$1,520.2	$1,449.5

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Three months ended June 30,
	2017	2016
Cash flows from operating activities:
Net earnings	$17.4	$8.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	18.5	12.5
Other - net	0.4	0.8
Net changes in operating assets and liabilities	(17.6)	(20.6)
Net cash provided by operating activities	18.7	1.6

Cash flows from investing activities:
Expenditures for property, plant and equipment	(21.6)	(14.5)
Other - net	(0.8)	1.1
Net cash used for investing activities	(22.4)	(13.4)

Cash flows from financing activities:
Net increase in debt	11.4	9.3
Other - net	(1.8)	(1.1)
Net cash provided by financing activities	9.6	8.2

Effect of exchange rate changes on cash	1.4	(1.2)

Net increase (decrease) in cash and cash equivalents	7.3	(4.8)

Cash and cash equivalents - beginning of period	34.2	68.9

Cash and cash equivalents - end of period	$41.5	$64.1

Segment operating results (unaudited)
(In millions)

	Three months ended June 30,
	2017	2016
Net sales:
Americas	$148.3	$140.0
Europe	136.3	146.0
Asia	35.4	24.9
Commercial and Industrial Solutions	157.5	-
Building HVAC	43.0	39.9
Segment total	520.5	350.8
Corporate and eliminations	(5.0)	(3.6)
Net sales	$515.5	$347.2

Operating income:
Americas	$12.1	$9.6
Europe	7.9	15.3
Asia	3.3	1.5
Commercial and Industrial Solutions	10.8	-
Building HVAC	3.1	0.9
Segment total	37.2	27.3
Corporate and eliminations	(9.6)	(11.5)
Operating income (a)	$27.6	$15.8

(a)	See the adjusted operating income reconciliation on the next page for information on acquisition and integration costs, restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions)

	Three months ended June 30,
	2017	2016
Operating income	$27.6	$15.8
Acquisition and integration costs (a)	2.1	1.4
Restructuring expenses - Americas (b)	1.4	2.2
Restructuring expenses (income) - Europe(b)	0.3	(0.3)
Restructuring expenses - Building HVAC (b)	-	0.4
Environmental charges (c)	0.2	-
Adjusted operating income	$31.6	$19.5

Net earnings per share attributable to Modine shareholders - diluted:	$0.34	$0.18
Acquisition and integration costs (a)	0.03	0.02
Restructuring expenses (b)	0.02	0.03
Environmental charges (c)	-	-
Adjusted earnings per share	$0.39	$0.23

Net earnings	$17.4	$8.9
Net earnings attributable to noncontrolling interest	(0.4)	(0.3)
Interest expense	6.6	3.0
Provision for income taxes	2.7	3.0
Depreciation and amortization expense (d)	18.5	12.5
Acquisition and integration costs (a)	2.1	1.4
Restructuring expenses (b) (d)	1.7	2.1
Environmental charges (c)	0.2	-
Adjusted EBITDA	$48.8	$30.6

(a)
On November 30, 2016, the Company acquired Luvata Heat Transfer Solutions and has since operated the business as its Commercial and Industrial Solutions segment.  Acquisition and integration costs in fiscal 2018, recorded as SG&A expenses at Corporate, primarily consisted of incremental costs directly associated with integration activities, including fees for third-party strategy consulting and accounting services and severance expenses.  Acquisition costs in fiscal 2017 primarily consisted of due diligence costs.  The tax benefit related to these acquisition and integration costs, for the three months ended June 30, 2017 and 2016 was $0.8 million and $0.6 million, respectively.

(b)	Restructuring amounts primarily relate to equipment transfer and plant consolidation costs and employee severance expenses.
(c)	Adjustment relates to environmental charges and related legal costs associated with a previously-owned manufacturing facility in the Americas segment.
(d)	Fiscal 2017 restructuring expenses included accelerated depreciation totaling of $0.2 million, which is included within depreciation expense for this schedule and the cash flow statement.

Modine Manufacturing Company
Net debt (unaudited)
(In millions)

	June 30, 2017	March 31, 2017
Debt due within one year	$124.6	$105.2
Long-term debt	406.0	405.7
Total debt	530.6	510.9

Less: cash and cash equivalents	41.5	34.2
Net debt	$489.1	$476.7

Free cash flow and adjusted free cash flow (unaudited)
(In millions)

	Three months ended June 30,
	2017	2016
Net cash provided by operating activities	$18.7	$1.6
Expenditures for property, plant and equipment	(21.6)	(14.5)
Free cash flow	$(2.9)	$(12.9)
Payments for restructuring, acquisition and integration costs, and certain other expenses (a)	11.9	6.3
Adjusted free cash flow	$9.0	$(6.6)

(a)
During the first quarter of fiscal 2018, the Company paid $4.9 million for legal and environmental charges, primarily related to the settlement of a legal matter in Brazil,  $4.5 million for restructuring activities, including severance, and $2.5 million for acquisition and integration costs.

Net sales - constant currency (unaudited)
(In millions)

	Three months ended June 30,
	2017			2016
	Net Sales	Effect of exchange rate changes	Net sales - constant currency	Net Sales
Americas	$148.3	$(1.3)	$147.0	$140.0
Europe	136.3	3.4	139.7	146.0
Asia	35.4	0.6	36.0	24.9
Commercial and Industrial Solutions	157.5	-	157.5	-
Building HVAC	43.0	2.2	45.2	39.9
Segment total	520.5	4.9	525.4	350.8
Corporate and eliminations	(5.0)	(0.2)	(5.2)	(3.6)
Net sales	$515.5	$4.7	$520.2	$347.2

In the first quarter of fiscal 2018, the Company adopted new guidance related to the income statement presentation of pension and postretirement expenses.  Components of net benefit cost, other than service cost, are now included within other income and expense as opposed to cost of sales or SG&A expenses.  The Company recast the comparable fiscal 2017 financial information to conform to the current presentation.  As a result, fiscal 2017 operating income increased by $2.9 million.  The below information summarizes quarterly fiscal 2017 segment operating results, both as previously reported and recast to the current year presentation.

Modine Manufacturing Company
Previously reported fiscal 2017 segment operating income (unaudited)					(In millions)

	Three months ended				Twelve months ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	March 31, 2017
Operating income:
Americas	$9.3	$(1.4)	$5.4	$13.4	$26.7
Europe	15.0	6.7	8.3	7.1	37.1
Asia	1.5	0.8	2.6	2.8	7.7
Commercial and Industrial Solutions	-	-	(0.3)	7.8	7.5
Building HVAC	0.9	2.7	6.7	2.8	13.1
Segment total	26.7	8.8	22.7	33.9	92.1
Corporate and eliminations	(11.6)	(10.7)	(16.7)	(13.7)	(52.7)
Operating income (loss)	$15.1	$(1.9)	$6.0	$20.2	$39.4

Recast fiscal 2017 segment operating income (unaudited)					(In millions)

	Three months ended				Twelve months ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	March 31, 2017
Operating income:
Americas	$9.6	$(1.1)	$5.7	$13.7	$27.9
Europe	15.3	7.0	8.6	7.3	38.2
Asia	1.5	0.8	2.6	2.8	7.7
Commercial and Industrial Solutions	-	-	(0.3)	7.8	7.5
Building HVAC	0.9	2.8	6.7	2.8	13.2
Segment total	27.3	9.5	23.3	34.4	94.5
Corporate and eliminations	(11.5)	(10.6)	(16.6)	(13.5)	(52.2)
Operating income (loss)	$15.8	$(1.1)	$6.7	$20.9	$42.3

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com